Exhibit 99.1

TFF Pharmaceuticals Prices Offering of Common Stock

AUSTIN, Texas, March 26, 2021 – TFF Pharmaceuticals, Inc. (Nasdaq: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (“TFF”) technology platform, today announced that it has priced an underwritten offering of 2,855,000 shares of its common stock, 2,140,000 shares of which are to be sold by the Company and 715,000 shares of which are to be sold by Lung Therapeutics, Inc. (“Selling Stockholder”), at an offering price of $14.00 per share. TFFP expects the aggregate gross proceeds from this offering to be approximately $40 million, before deducting the underwriting discount and commissions and other estimated offering expenses, of which approximately $10 million of the gross proceeds will be received by the Selling Stockholder. TFFP expects to close the offering, subject to customary conditions, on or about March 30, 2021.

TFFP intends to use the net proceeds from the proposed offering for working capital and general corporate purposes.

Roth Capital Partners acted as sole book-running manager for the offering.

The offering of common stock was made pursuant to TFF Pharmaceuticals’ shelf registration statement filed with the Securities and Exchange Commission (“SEC”) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may be obtained, when available, from Roth Capital Partners, LLC. 888 San Clemente Drive, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by email at rothecm@roth.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About TFF Pharmaceuticals

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing, or TFF, technology platform. Early testing confirms that the TFF platform can significantly improve the solubility and absorption of poorly water-soluble drugs, a class of drugs that comprises approximately one-third of the major pharmaceuticals worldwide, thereby improving their pharmacokinetics. TFF Pharmaceuticals has two lead drug candidates: Voriconazole Inhalation Powder and Tac-Lac Inhalation Powder. The Company plans to add to this pipeline by collaborating with large pharmaceutical partners. The TFF Platform is protected by 42 patents issued or pending in the US and internationally.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the underwritten offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.